Exhibit 99.1

NRG Energy, Inc. Reports Full-Year and Fourth Quarter Results;

Reaffirms 2012 Guidance and Plans Dividend

Full-Year 2011 Financial Highlights

•                  $1,820 million of adjusted EBITDA including $665 million from our retail platforms

•                  $823 million of free cash flow, before growth investments

•                  $197 million of net income and $0.78 per diluted common share

•                  $430 million of common stock, or 20 million shares, repurchased; including an additional $250 million in excess of the 2011 plan that was implemented in the second half of 2011 in anticipation of 2012

•                  $7.1 billion of debt and credit facilities refinanced, further simplifying the capital structure and resulting in $581 million reduction in corporate debt

Reaffirming 2012 EBITDA Guidance and Planning Common Stock Dividend

•                  Reaffirming $1,825-$2,000 million adjusted EBITDA guidance for 2012, with free cash flow before growth investments at a range of $800-$1,000 million

•                  Expecting to initiate an annual common stock dividend of $0.36 per share (to be paid in four quarterly installments), with the first payment expected in the third quarter of 2012

Full-Year 2011 Business Highlights

•                  Retail:

•                  Delivered net customer growth at Reliant while posting exceptional full-year financial results notwithstanding impact of August weather event in Texas

•                  Expanded retail capabilities with distinct value propositions through the geographic expansion of Green Mountain Energy (sustainable energy) and acquisition of Energy Plus Holdings (loyalty/affinity programs)

•                  Collectively, NRG “Retail” now serving 2.1 million customers in 12 states

•                  Conventional Generation:

•                  Advanced repowering program with financial close of non-recourse debt facility to fund construction of the 550 megawatts (MW) El Segundo Repowering Project, now underway with expected commercial operation date in the third quarter of 2013

•                  200 MW GenConn Middletown repowering project became operational in June

•                  Solar Generation:

•                  920 MW of utility scale projects under construction or in operation, each supported by long-term agreements with high credit quality counterparties

•                  Sold a 49% interest in the Agua Caliente solar project to MidAmerican Energy Holdings Company

•                  Acquired distributed solar company, Solar Power Partners, and successfully developed or acquired landmark distributed generation projects at Arizona State University, FedExField (Washington Redskins), MetLife Stadium (New York Football Giants and New York Jets) and Gillette Stadium (New England Patriots)

PRINCETON, NJ; February 28, 2012—NRG Energy, Inc. (NYSE: NRG) today reported 2011 full-year adjusted EBITDA of $1,820 million and free cash flow generation, before growth investments, of $823 million. Retail contributed $665 million of adjusted EBITDA while wholesale adjusted EBITDA was $1,155 million. Full-year cash flow from operations totaled $1,166 million while 2011 net income was $197 million, or $0.78 per diluted common share. The year’s results compare to 2010 net income of $476 million, or $1.84 per diluted common share. Net income in 2011 was impacted by a number of one-time items including a $160 million impairment charge on emission allowances, the $495 million impairment on the Company’s NINA nuclear investment and $175 million in early debt extinguishment, offset by the $633 million favorable resolution of a federal tax audit resulting in the reversal of tax liabilities.

Fourth quarter 2011 adjusted EBITDA was $390 million with our Retail businesses contributing $161 million and our wholesale generation business contributing $229 million. NRG also reported a fourth quarter 2011 net loss of $109 million, or $0.48 per diluted common share, compared to a net loss of $15 million, or $0.07 per diluted common share, for the fourth quarter last year. NRG’s wholesale platform delivered fourth quarter results in line with guidance, despite an unplanned outage due to a generator failure at our nuclear facility, South Texas Project (STP) unit 2. The Company expects STP unit 2 to return to service well before the peak summer months.

“Our high-performing retail businesses, each with its own distinct value proposition, provided a strong buffer against the impact of relentlessly lower commodity prices during 2011,” commented David Crane, NRG President and Chief Executive Officer. “Those retail earnings, as buttressed by the over 1,400 MW of largely contracted renewable generation that is either already operating or is coming online over the next two years, enables the Company to plan for a meaningful common stock dividend. We would expect to be able to grow that dividend in the years to come from the strength of the upward trajectory of our contracted revenues delivered from our industry-leading solar fleet.”

In 2011, NRG recorded its safest year of operations with a top-decile OSHA recordable rate of 0.77. NRG’s coal assets performed above the industry’s top-quartile level for availability with Texas-based WA Parish generating station leading with a 93% equivalent availability factor. When compared to the full year of 2010, generation increased by 7% to approximately 71 terawatt-hours (TWh). The acquisition of Cottonwood, along with high summer electricity demand in the South Central and Texas regions, were the primary reasons for the annual increase in generation. Overall generation production was 7% lower in the fourth quarter of 2011 compared to the fourth quarter of 2010. Mild weather and lower natural gas prices reduced coal demand, but increased natural gas-fueled generation which largely made up for the decline.

“NRG’s operations team delivered a very strong full-year operating performance across the fleet,” said Mauricio Gutierrez, NRG Executive Vice President and Chief Operating Officer. “Particularly noteworthy was our achievement of top-decile safety performance for the third time in the past four years.”

Regional Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/11	12/31/10	12/31/11	12/31/10
Reliant	131	117	593	711
Texas(1)	198	237	830	1,241
Northeast	(4)	35	100	315
South Central	18	24	127	109
West	17	15	80	60
International	9	13	40	69
Thermal	6	5	31	25
Corporate(2)	15	(2)	19	(16)
Adjusted EBITDA(3)	390	444	1,820	2,514

(1)    2011 results exclude the write-off of fixed assets and an impairment charge related to the Company’s acid rain program SO2 emission allowances

(2)    Corporate includes the results of Green Mountain Energy, Energy Plus and profit elimination on intercompany revenue; 2011 full-year results exclude impairment charges, 2010 full-year results includes the gain on sale related to Padoma Wind

(3)    Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/11	12/31/10	12/31/11	12/31/10
Reliant	32	289	400	358
Texas(1)	116	(95)	270	876
Northeast	(71)	(60)	(74)	13
South Central	(61)	(15)	(12)	(7)
West	4	5	53	39
International	7	9	27	45
Thermal	2	(1)	8	4
Corporate(2)	(138)	(147)	(475)	(852)
Net Income	(109)	(15)	197	476

(1)    2011 results include the write-off of fixed assets and an impairment charge related to the Company’s acid rain program SO2 emission allowances

(2)    Corporate includes the results of Green Mountain Energy, Energy Plus and profit elimination on intercompany revenue; 2011 full-year  results include impairment charges and the resolution of a federal tax audit

Reliant: Full-year 2011 adjusted EBITDA totaled $593 million, $118 million lower than in 2010, driven by lower gross margins of $135 million. Competitive offerings and higher supply costs led to lower gross margins year-over-year; however, this was partially offset by higher customer volumes resulting from an increase in small business electricity usage. Meanwhile, total customer count improved by 34,000 as compared to year-end 2010 as the Company’s ongoing efforts to attract new customers continues to prove effective. Customer payment patterns also continued to improve as bad debt expense decreased by $13 million and now stands at just 0.8% versus 1.0% in 2010.

Fourth-quarter adjusted EBITDA was $131 million, $14 million higher than the fourth quarter 2010. The results benefited from a $16 million improvement in gross margin as a 2% increase in Mass volumes sold was driven by a change in customer mix. Also contributing to the results was an improvement in the average customer count in both the Mass and Commercial and Industrial (C&I) segments of 2% and 5%, respectively.

Texas: Adjusted EBITDA for 2011 was $830 million, $411 million lower as compared to 2010. The decline was driven by $430 million lower gross margin primarily due to lower average hedge prices, the unprecedented summer weather and higher fuel costs. Partially offsetting the decline was higher generation of 1.6 TWh, or 4%, as coal generation increased 2% and a full year of ownership of South Trent contributed to a 21% increase in total wind generation. Meanwhile, operating expenses were favorable as there were fewer planned outages on the fossil-fueled plants in 2011 versus 2010.

Adjusted EBITDA for the fourth quarter of 2011 was $198 million compared to the fourth quarter of 2010 adjusted EBITDA of $237 million. The results were driven by a $47 million decline in gross margin due to a 15 percent decline in realized energy margins, as well as lower generation as the forced outage at STP—combined with uneconomic conditions—contributed to the decline.

Northeast: Adjusted EBITDA for 2011 was $100 million, $215 million lower as compared to 2010. This decline was driven by a $307 million drop in gross margin due to 21% lower generation primarily caused by coal-to-gas switching, in addition to a 24% decrease in realized energy prices. Furthermore, capacity revenues have declined $105 million as prices and volumes continue to fall in the Northeast capacity markets. Partially offsetting the decreased gross margins were $62 million in favorable operating expenses, as maintenance expenses have declined, and 2010 results included $21 million for asset write-offs, primarily in connection with the planned retirement of Indian River unit 3. In addition, equity earnings have increased by $10 million as GenConn’s Middletown and Devon facilities were both operational in 2011.

Adjusted EBITDA for the fourth quarter was a loss of $4 million, compared to a gain of $35 million in the fourth quarter of 2010. Gross margin declined $63 million due to a combination of factors, including a 44% decline in realized energy prices, a 70% drop in coal generation and a $22 million decrease in capacity revenues due to lower pricing across the region. Partially offsetting these decreases were lower operating expenses of $22 million, primarily driven by decreased maintenance costs.

South Central: Adjusted EBITDA was $127 million, an $18 million increase as compared to 2010. Overall, gross margin increased $33 million year-over-year driven by increases in both contract and merchant sales activity. The long-term contracts were positively impacted by the addition of three regional municipality contracts which contributed to a 3% increase in MWh sold. Meanwhile, a 155% increase in merchant MWhs sold was driven by the acquisition of Cottonwood, which added 4.6 TWh of additional generation. Partially offsetting the increased gross margin were higher operating expenses due to the addition of Cottonwood which was acquired in November 2010.

Adjusted EBITDA for the fourth quarter of 2011 was $18 million, down $6 million from 2010. The quarter was impacted by higher operating expenses resulting from the maintenance outage performed on Big Cajun unit 1 in fall of 2011 versus the maintenance outage on the partially owned unit 3 in fall of 2010. Offsetting the cost increases were higher gross margins, which increased as a result of 4% higher co-op and contract revenue and merchant generation sales that increased by 0.7 TWhs.

West: Adjusted EBITDA was $80 million, a $20 million increase as compared to 2010. The increase was the result of higher capacity and realized energy sales at El Segundo and Encina and from the addition of our Avenal and Roadrunner solar facilities, both of which achieved commercial operations in August of 2011.

Adjusted EBITDA for the fourth quarter of 2011 was $17 million, up $2 million from the fourth quarter of 2010 primarily due to fewer scheduled maintenance projects as compared to the prior period.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	December 31, 2011	September 30, 2011	December 31, 2010
Cash and cash equivalents	1,105	1,127	2,951
Funds deposited by counterparties	258	259	408
Restricted cash	292	441	8
Total Cash and Funds Deposited	1,655	1,827	3,367
Term LC/ Revolver Availability	673	351	1,293
Total Liquidity	2,328	2,178	4,660
Less: Funds deposited as collateral by hedge counterparties	(258)	(259)	(408)
Total Current Liquidity	2,070	1,919	4,252

Note: On July 1, 2011, NRG replaced its term loan and revolving credit facilities with a new senior secured facility, or the 2011 senior revolving credit facility

Total liquidity as of December 31, 2011, was $2,070 million, a decrease of $2,182 million from December 2010 liquidity driven largely by a $1,846 million decrease in cash and cash equivalents. This decrease is due to the following:

•                  $1,278 million for solar and repowering growth projects (net of financing of $1,215 million);

•                  $581 million reduction in corporate debt;

•                  $430 million of share repurchases;

•                  $251 million of cash paid for maintenance and environmental capital expenditures (net of financing of $138 million);

•                  $194 million for the Energy Plus acquisition;

•                 $111 million of corporate debt issuance costs;

•                  $55 million of debt pay-downs associated with growth projects; and

•                  $29 million of other investing and financing activities

Providing a partial offset to the items listed above was $1,083 million of adjusted cash from operations.

“NRG’s 2011 Capital Allocation Plan significantly advanced the Company’s industry-leading solar platform and further enhanced our growing retail businesses through value-enhancing investments while substantially exceeding our initial objectives for return of shareholder capital through share repurchases,” said Kirk Andrews, NRG Executive Vice President and Chief Financial Officer. “In 2012, we intend to build on this successful allocation of capital as we expect to initiate the Company’s first-ever dividend, driven primarily by the current returns generated by our investments in renewable generation, while preserving excess capital to continue to actively manage our balance sheet strength and capital flexibility—positioning NRG to capitalize on opportunities created by the evolving power landscape.”

Growth Initiatives and Developments

In 2011, NRG made significant progress in advancing its leadership in sustainable energy including:

Solar

•                  Agua Caliente — In early August, NRG completed the acquisition of the 290 MW Agua Caliente facility from First Solar, Inc. In January 2012, NRG sold a 49% interest in the project to MidAmerican with a portion of the cash consideration received representing 49% of constructions costs previously funded by NRG. MidAmerican will then fund its proportionate share of future equity contributions and other credit support for the project along with NRG. Agua Caliente, which is supported by a Department of Energy (DOE) loan guarantee for up to $967 million, achieved commercial operations of a 30 MW block in January 2012, with the balance of the plant expected to become operational in stages through late 2013/early 2014. The output will be sold under a 25-year power purchase agreement (PPA) with Pacific Gas and Electric Co. (PG&E).

•                  California Valley Solar Ranch (CVSR) — On September 30th, NRG completed the acquisition of the 250 MW California Valley Solar Ranch (CVSR) from SunPower. The project, which is supported by a $1.2 billion DOE loan guarantee, commenced construction in the third quarter of 2011 and will be fully operational in 2013 with the output to be sold to PG&E through a 25-year PPA.

•                  Ivanpah — In April, NRG completed the acquisition of a 50.1% stake in the 392 MW solar thermal project which is supported by a $1.6 billion federal loan guarantee. The project is composed of three separate facilities and, once full commercial operations are achieved, it will be the largest solar thermal project in the world. Power generated from Ivanpah will be sold to Southern California Edison and PG&E, under multiple 20 to 25-year PPAs.

•                  Avenal and Roadrunner — In August 2011 NRG commenced commercial operations at Avenal, a 45 MW facility, and Roadrunner, a 20 MW facility, located in California and New Mexico, respectively. The output for both photovoltaic (PV) solar facilities is being sold under 20-year PPAs with high credit quality grade counterparties.

•                  Alpine / Borrego / Avra Valley — In December 2011, Alpine, Borrego and Avra Valley PV generating facilities all moved into the construction phase which ensured eligibility under the section 1603 cash grant program. The projects, which have a combined 117 MW generating capacity, will be sold under 20 to 25-year PPAs to high credit quality counterparties.

•                  Project Amp — NRG entered into a partnership agreement with ProLogis, Inc., at the end of September, securing the opportunity to develop a distributed solar rooftop generation program of up to 733 MW, initially in southern California and subsequently in up to 28 states supported by a U.S. DOE loan commitment to guarantee up to 80% of a $1.4 billion long-term debt facility over a four-year period. As part of the DOE loan covenants, all projects would be required to have a long-term off-take agreement with an investment-grade load serving entity.

•                  Solar panels eligible for Section 1603 cash grant — In support of the Company’s solar strategy, in the fourth quarter of 2011, NRG Solar entered into agreements with various equipment vendors to procure approximately $130 million of solar panels to be used for designated solar projects in development.

Retail

•                  Energy Plus Holdings — In September, NRG acquired Energy Plus, a retail provider for more than 188,000 customers primarily in the Northeast. Energy Plus’ business is driven by its unique rewards programs offered to its customers through its network of almost 100 industry-leading partners and associations.

Conventional Repowering Projects

•                  El Segundo — The Company commenced construction of the 550 MW El Segundo Repowering project during the second quarter of 2011 and expects to achieve commercial operations during the third quarter of 2013. NRG also entered into a $688 million credit agreement that includes a $540 million construction loan facility that, at the end of construction, will convert to a term facility with a 2023 maturity. The output will be sold under a 10-year PPA with Southern California Edison.

•                  GenConn — In June, the 200 MW peaking power plant at NRG’s Middletown Station achieved commercial operations.  In conjunction with the 200 MW Devon facility, brought online in July 2010, the GenConn development project is now complete and available to provide a source of quick-start power at times when the state of Connecticut needs it most.

Outlook for 2012

Guidance Update

Despite the unplanned outage at STP and the impact of milder winter weather on power prices year-to-date, on the strength of its active wholesale cost management and unique retail platforms, NRG is maintaining its EBITDA guidance range at $1,825-$2,000 with wholesale contributing $1,200-$1300 million and Retail contributing $625-$700 million. The Company is also maintaining its free cash flow before growth investments guidance of $800-$1,000 million.

Table 4: 2012 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	2/28/2012	11/3/2011
Adjusted EBITDA guidance	1,825 – 2,000	1,825 – 2,000
Interest payments	(650)	(650)
Income tax	(50)	(50)
Collateral/working capital/other changes	(50)	—
Adjusted cash flow from operations	1,050 – 1,250	1,100 – 1,300
Maintenance capital expenditures	(240)-(260)	(240)-(260)
Environmental capital expenditures, net	—	(50)-(60)
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	800 – 1,000	800 – 1,000

Note: Subtotals and totals are rounded

2012 Capital Allocation Plan

While the Company deployed a substantial amount of its accumulated excess capital in 2011 to invest in new growth projects ($1,278 million), to pay down corporate debt ($581 million) and to repurchase shares ($430 million), the Company continues to carry cash liquidity in excess of its core operating requirements. The recent severe drop in natural gas prices across the forward curve has resulted in concerns over the length and severity of the current commodity price trough. While the Company believes current commodity price levels are unsustainable, it has concluded that its prudent course at this time is to preserve the majority of its excess capital for at least two additional quarters and refrain from refinancing the 2017 bonds with higher coupon debt. The Company will then make a decision to return excess capital to shareholders in the form of a buyback, or to allocate it to the prepayment of debt, or both. As previously stated, the Company intends to initiate a dividend later this year driven by the strength and predictability of the Company’s contracted cash flow generated, principally, by our solar assets.

Earnings Conference Call

On February 28, 2012, NRG will host a conference call at 9:00 am eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. A Fortune 500 company, NRG is a pioneer in developing cleaner and smarter energy choices for our customers: whether as one of the largest solar power developers in the country, or by building the first privately funded electric vehicle charging infrastructure or by giving customers the latest smart energy solutions to better manage their energy use. Our power generating facilities can support over 20 million homes and our retail electricity providers—Reliant, Green Mountain Energy Company and Energy Plus—serve more than two million customers. More information is available at nrgenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, and development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, our ability to utilize tax incentives, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, our ability to maintain retail customers, and our ability to achieve the expected benefits and timing of development projects. Furthermore, any common stock dividend or share repurchases are subject to available capital , market conditions, and compliance with associated laws and regulations..

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, February 28, 2012 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Chad Plotkin
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Lori Stagliano
713.537.2130	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three months ended December 31,		Twelve months ended December 31,
(In millions, except for per share amounts)	2011	2010	2011	2010
Operating Revenues
Total operating revenues	$2,132	$1,816	$9,079	$8,849
Operating Costs and Expenses
Cost of operations	1,690	1,270	6,675	6,073
Depreciation and amortization	231	218	896	838
Impairment charge on emission allowances	—	—	160	—
Selling, general and administrative	189	157	668	598
Development costs	13	19	45	55
Total operating costs and expenses	2,123	1,664	8,444	7,564
Gain on sale of assets	—	—	—	23
Operating Income	9	152	635	1,308
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	9	3	35	44
Impairment charge on investment	—	—	(495)	—
Other income, net	6	(1)	19	33
Loss on debt extinguishment	—	—	(175)	(2)
Interest expense	(161)	(163)	(665)	(630)
Total other expense	(146)	(161)	(1,281)	(555)
(Loss)/Income Before Income Taxes	(137)	(9)	(646)	753
Income tax (benefit)/expense	(28)	6	(843)	277
Net (Loss)/Income	(109)	(15)	197	476
Less: Net loss attributable to noncontrolling interest	—	—	—	(1)
Net (Loss)/Income Attributable to NRG Energy, Inc.	(109)	(15)	197	477
Dividends for preferred shares	2	2	9	9
(Loss)/Income Available for Common Stockholders	$(111)	$(17)	$188	$468
(Loss)/Earnings Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	229	248	240	252
Net (loss)/income per weighted average common share — basic	$(0.48)	$(0.07)	$0.78	$1.86
Weighted average number of common shares outstanding — diluted	229	248	241	254
Net (loss)/income per weighted average common share — diluted	$(0.48)	$(0.07)	$0.78	$1.84

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2011	2010
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,105	$2,951
Funds deposited by counterparties	258	408
Restricted cash	292	8
Accounts receivable — trade, less allowance for doubtful accounts of $23 and $25	834	734
Inventory	308	453
Derivative instruments	4,216	1,964
Cash collateral paid in support of energy risk management activities	311	323
Prepayments and other current assets	273	296
Total current assets	7,597	7,137
Property, Plant and Equipment
In service	15,704	14,913
Under construction	2,487	1,400
Total property, plant and equipment	18,191	16,313
Less accumulated depreciation	(4,570)	(3,796)
Net property, plant and equipment	13,621	12,517
Other Assets
Equity investments in affiliates	640	536
Capital leases and notes receivable, less current portion	342	384
Goodwill	1,886	1,868
Intangible assets, net of accumulated amortization of $1,452 and $1,064	1,419	1,776
Nuclear decommissioning trust fund	424	412
Derivative instruments	450	758
Restricted cash supporting funded letter of credit facility	—	1,300
Other non-current assets	336	208
Total other assets	5,497	7,242
Total Assets	$26,715	$26,896

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2011	2010
	(In millions, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$87	$463
Accounts payable	808	783
Derivative instruments	3,751	1,685
Deferred income taxes	127	108
Cash collateral received in support of energy risk management activities	258	408
Accrued interest expense	165	192
Other accrued expenses	281	307
Other current liabilities	194	274
Total current liabilities	5,671	4,220
Other Liabilities
Long-term debt and capital leases	9,745	8,748
Funded letter of credit	—	1,300
Nuclear decommissioning reserve	335	317
Nuclear decommissioning trust liability	254	272
Postretirement and other benefit obligations	400	322
Deferred income taxes	1,389	1,989
Derivative instruments	464	365
Out-of-market commodity contracts	183	223
Other non-current liabilities	356	820
Total non-current liabilities	13,126	14,356
Total Liabilities	18,797	18,576
3.625% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding (at liquidation value of $250, net of issuance costs)	249	248
Commitments and Contingencies
Stockholders’ Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 304,183,720 and 304,006,027 shares issued and 227,519,521 and 247,197,355 shares outstanding at December 31, 2011 and 2010	3	3
Additional paid-in capital	5,346	5,323
Retained earnings	3,987	3,800
Less treasury stock, at cost — 76,664,199 and 56,808,672 shares at December 31, 2011 and 2010	(1,924)	(1,503)
Accumulated other comprehensive income	74	432
Noncontrolling interest	183	17
Total Stockholders’ Equity	7,669	8,072
Total Liabilities and Stockholders’ Equity	$26,715	$26,896

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW STATEMENTS

	Year Ended December 31,
	2011	2010
	(In millions)
Cash Flows from Operating Activities
Net income	$197	$476
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	9	(19)
Depreciation and amortization	896	838
Provision for bad debts	59	54
Amortization of nuclear fuel	39	40
Amortization of financing costs and debt discount/premiums	32	32
Loss on debt extinguishment	58	—
Amortization of intangibles and out-of-market commodity contracts	167	4
Amortization of unearned equity compensation	28	30
Loss on disposals and sales of assets	14	4
Impairment charges and asset write downs	657	25
Changes in derivative instruments	(138)	(114)
Changes in deferred income taxes and liability for uncertain tax benefits	(859)	255
Changes in nuclear decommissioning trust liability	20	34
Cash provided/(used) by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable - trade	(119)	138
Inventory	145	91
Prepayments and other current assets	59	(51)
Accounts payable	9	(261)
Accrued expenses and other current liabilities	(111)	(48)
Other assets and liabilities	4	95
Net Cash Provided by Operating Activities	1,166	1,623
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(377)	(1,006)
Capital expenditures	(2,310)	(706)
(Increase)/decrease in restricted cash, net	(35)	(4)
Increase in restricted cash to support equity requirements for U.S. DOE funded projects	(215)	—
Decrease/(increase) in notes receivable	12	39
Proceeds from renewable energy grants	—	102
Purchases of emission allowances, net of proceeds	(19)	(34)
Investments in nuclear decommissioning trust fund securities	(406)	(341)
Proceeds from sales of nuclear decommissioning trust fund securities	385	307
Proceeds from sale of assets, net	7	43
Equity investment in unconsolidated affiliate	(66)	(23)
Other	(23)	—
Net Cash Used by Investing Activities	(3,047)	(1,623)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(9)	(9)
Net receipts from/(payments for) settlement of acquired derivatives that include financing elements	(83)	137
Payment for treasury stock	(430)	(180)
Cash proceeds from noncontrolling interest in subsidiary	29	50
Proceeds from issuance of common stock	2	2
Proceeds from issuance of long-term debt	6,224	1,484
(Payments for)/proceeds from term loan for funded letter of credit facility	(1,300)	1,300
Decrease/(increase) in restricted cash supporting funded letter of credit facility	1,300	(1,300)
Payment of debt issuance and hedging costs	(207)	(75)
Payments for short and long-term debt	(5,493)	(758)
Net Cash Provided By/(Used by) Financing Activities	33	651
Effect of exchange rate changes on cash and cash equivalents	2	(4)
Net (Decrease)/Increase in Cash and Cash Equivalents	(1,846)	647
Cash and Cash Equivalents at Beginning of Period	2,951	2,304
Cash and Cash Equivalents at End of Period	$1,105	$2,951

Appendix Table A-1: Fourth Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	32	116	(71)	(61)	4	7	2	(138)	(109)
Plus:
Income Tax	—	—	—	—	—	1	—	(29)	(28)
Interest Expense	1	2	9	9	2	1	2	135	161
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	—
Depreciation and Amortization Expense	24	123	29	24	4	—	3	24	231
ARO Accretion Expense	—	1	1	—	1	—	—	—	3
Amortization of Contracts	44	13	—	(4)	—	—	(1)	9	61
EBITDA	101	255	(32)	(32)	11	9	6	1	319
Impairment and write-off of intangibles and fixed assets	—	2	12	—	—	—	—	—	14
MtM losses/(gains)	30	(59)	16	50	6	—	—	14	57
Adjusted EBITDA	131	198	(4)	18	17	9	6	15	390

Appendix Table A-2: Fourth Quarter 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	289	(95)	(60)	(15)	5	9	(1)	(147)	(15)
Plus:
Income Tax	—	—	—	—	—	2	—	4	6
Interest Expense	1	(20)	16	10	1	2	2	142	154
Depreciation and Amortization Expense	26	126	30	20	3	—	4	18	227
ARO Accretion Expense	—	1	—	—	1	—	—	—	2
Amortization of Contracts	51	15	—	(5)	—	—	—	4	65
EBITDA	367	27	(14)	10	10	13	5	21	439
Dynegy/Cottonwood Acquisition and Integration costs	—	—	—	—	—	—	—	(3)	(3)
Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	5	5
MtM losses/(gains)	(250)	210	49	14	5	—	—	(25)	3
Adjusted EBITDA,	117	237	35	24	15	13	5	(2)	444

Appendix Table A-3: YTD 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	400	270	(74)	(12)	53	27	8	(475)	197
Plus:
Income Tax	—	—	—	—	—	7	—	(850)	(843)
Interest Expense	4	(5)	47	41	7	6	9	556	665
Loss on Debt Extinguishment	—	—	—	—	—	—	—	175	175
Depreciation and Amortization Expense	96	491	118	89	13	—	14	75	896
ARO Accretion Expense	—	3	2	—	3	—	—	—	8
Amortization of Contracts	138	56	—	(20)	—	—	—	32	206
EBITDA	638	815	93	98	76	40	31	(487)	1,304
Impairment and write-off of investment, intangibles and fixed assets	—	170	12	—	—	—	—	495	677
MtM losses/(gains)	(45)	(155)	(5)	29	4	—	—	11	(161)
Adjusted EBITDA	593	830	100	127	80	40	31	19	1,820

Appendix Table A-4: YTD 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	358	876	13	(7)	39	45	4	(852)	476
Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1
Income Tax	—	—	—	—	—	17	—	260	277
Interest Expense	5	(67)	57	40	3	7	7	548	600
Depreciation and Amortization Expense	117	491	122	73	11	—	12	44	870
ARO Accretion Expense	—	3	(3)	—	3	—	—	—	3
Amortization of Contracts	183	44	—	(21)	—	—	—	4	210
EBITDA	663	1,348	189	85	56	69	23	4	2,437
Dynegy/Cottonwood Acquisition and Integration costs	—	—	—	—	—	—	—	—	—
Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	5	5
MtM losses/(gains)	48	(107)	126	24	4	—	2	(25)	72
Adjusted EBITDA	711	1,241	315	109	60	69	25	(16)	2,514

Appendix Table A-5: 2011 Full-Year Free Cash Flow before Growth Investments Reconciliation

The following table summarizes the calculation of free cash flow before growth investments and adjusted cash flow from operating activities providing a reconciliation to net cash provided by operating activities

(dollars in millions)	Twelve months ended December 31, 2011
Net Cash Provided by Operating Activities	1,166
Less: Reclassifying of payment of Financing Element of Acquired Derivatives	(83)
Adjusted Cash Flow from Operating Activities	1,083
Maintenance Capital Expenditures	(200)
Environmental Capital Expenditures, net	(51)
Preferred Dividends	(9)
Free Cash Flow — Before Growth Investments	823

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow, before growth investments is adjusted cash flow from operations less maintenance and environmental capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures.